As filed with the Securities and Exchange Commission
                               on January 5, 2001

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                                                   Registration No. 333-52816


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

      |X| Pre-Effective Amendment No. 1 |_| Post-Effective Amendment No. __

                        WARBURG, PINCUS FIXED INCOME FUND
               (Exact Name of Registrant as Specified in Charter)

                 Area Code and Telephone Number: (212) 875-3000

                              466 Lexington Avenue
                          New York, New York 10017-3147

               (Address of Principal Executive Offices) (Zip code)

                                Hal Liebes, Esq.
                        Warburg, Pincus Fixed Income Fund
                              466 Lexington Avenue
                          New York, New York 10017-3147

 -------------------------------------------- ----------------------------------
               Earl D. Weiner                          Rose F. DiMartino, Esq.
             Sullivan & Cromwell                       Willkie Farr & Gallagher
              125 Broad Street                            787 Seventh Avenue
             New York, NY 10004                        New York, NY 10019-6099
 -------------------------------------------- ----------------------------------

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Title of Securities Being Registered Shares of Beneficial Interest, $.001 par
value per share.

Registrant has registered an indefinite amount of securities pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended; accordingly, no fee is payable herewith in reliance upon Section 24(f).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission


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





acting pursuant to said section 8(a), may determine. This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.




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


   PART A, PART B AND PART C OF THE REGISTRATION STATEMENT ARE INCORPORATED BY
    REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM N-14, FILED WITH THE COMMISSION ON DECEMBER 27, 2000 (ACCESSION NO. 0001005477-00-008715)



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


                                   SIGNATURES

     As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the registrant, in the City of New York and State of New York, on the 5th day of January 2001.

                                       Warburg, Pincus Fixed Income Fund

                                       By:  /s/ Eugene L. Podsiadlo
                                            -----------------------
                                       Name:    Eugene L. Podsiadlo
                                       Title:   President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                Signature                      Title                      Date
                ---------                      -----                      ----
/s/  William W. Priest     *      Chairman of the Board       January 5, 2001
----------------------------            of Directors
      William W. Priest

/s/ Eugene L. Podsiadlo           President                   January 5, 2001
----------------------------
      Eugene L. Podsiadlo

/s/  Michael A. Pignataro         Treasurer and Chief         January 5, 2001
----------------------------        Financial Officer
      Michael A. Pignataro

/s/  Richard H. Francis    *      Director                    January 5, 2001
----------------------------
      Richard H. Francis

/s/  Jack W. Fritz         *      Director                    January 5, 2001
----------------------------
      Jack W. Fritz

/s/  Jeffrey E. Garten     *      Director                    January 5, 2001
----------------------------
     Jeffrey E. Garten

/s/  James S. Pasman, Jr.  *      Director                    January 5, 2001
----------------------------
      James S. Pasman, Jr.

/s/  Steven N. Rappaport   *      Director                    January 5, 2001
----------------------------
      Steven N. Rappaport

/s/  Alexander B. Trowbridge*     Director                    January 5, 2001
----------------------------
      Alexander B. Trowbridge

By: /s/  Michael A Pignataro
        Michael A. Pignataro
        Attorney-in-Fact


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